Exhibit 5.1

SunEdison Semiconductor Limited 11 Lorong 3 Toa Payoh Singapore 319579	PRIVATE & CONFIDENTIAL

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
TSY/314596/00002	—	June 10, 2014	1/5

Ladies and Gentlemen:

SUNEDISON SEMICONDUCTOR LIMITED – 2014 LONG-TERM INCENTIVE PLAN AND 2014 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

1.	We have acted as Singapore legal counsel to SunEdison Semiconductor Limited, a limited liability company incorporated under the laws of the Republic of Singapore (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 11,000,000 ordinary shares (the “Registration”) of the Company (the “Securities”) issuable by the Company pursuant to the SunEdison Semiconductor Limited 2014 Long-Term Incentive Plan (the “2014 Long-Term Incentive Plan”) and the SunEdison Semiconductor Limited 2014 Non-Employee Director Incentive Plan (the “2014 Non-Employee Director Incentive Plan” and, together with the 2014 Long-Term Incentive Plan, the “Plans”).

2.	No opinion may be inferred or implied except as expressly stated in this opinion letter and the opinion expressed herein must be read in conjunction with the assumptions, limitations, exceptions and qualifications set forth in this opinion letter. We do not assume any responsibility for updating this opinion letter or the opinion expressed herein in respect of any matters, events or other developments which were not made known or otherwise disclosed to us prior to the issuance of this opinion letter or which had not occurred as of the date hereof, or of any changes in facts or Applicable Laws (as defined hereafter) subsequent to the date hereof.

3.	The laws of Singapore covered by the opinion expressed herein are limited solely to the Applicable Laws as at 9.00 a.m., Singapore time, on the date of this opinion letter. For the purposes of this letter, “Applicable Laws” mean those laws, rules and regulations of the Republic of Singapore as generally applied and interpreted by the courts of Singapore that, in our experience, are normally applicable to transactions of the type contemplated by the Registration, but without our having made any special investigation as to the applicability of any specific law, rule or regulation. We have made no investigation into, and do not express or imply any views on, any laws other than the Applicable Laws. We have made no independent investigation or verification, and have relied on statements, representations, warranties and other information as set forth in the Documents (as defined hereafter) and statements and representations made by the officers or other representatives of the Company for the purposes of expressing the opinion herein.

RAJAH & TANN LLP

9 Battery Road #25-01    Straits Trading Building    Singapore 049910    T +65 6535 3600    F +65 6225 9630    www.rajahtann.com

We are registered in Singapore with limited liability (T08LL0005E). We do not accept service of court documents by fax.

4.	For the purposes of this opinion letter, we have reviewed the following documents:

(a)	the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Commission under the Securities Act;

(b)	the 2014 Long-Term Incentive Plan to be filed as Exhibit 4.1 to the Registration Statement;

(c)	the 2014 Non-Employee Director Incentive Plan to be filed as Exhibit 4.2 to the Registration Statement;

(d)	a copy of the certificate of incorporation and memorandum and articles of association of the Company;

(e)	a copy of the resolutions passed by the board of directors of the Company dated May 19, 2014;

(f)	a copy of the resolutions passed by the shareholder of the Company dated May 19, 2014; and

(g)	such other documents as we may have considered necessary or desirable in order that we may render this opinion.

Other than the documents expressly referred to above in this paragraph 4 (the “Documents”), we have not reviewed any other document. Save as expressly provided in paragraph 6 of this legal opinion, we express no opinion whatsoever with respect to any of the Documents.

In rendering this opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, seals, duty stamps or markings, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies (no alterations having been made thereto since such copies were provided to us) and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us. Where a document has been provided in draft form, we have assumed that such document will be executed in the form of that draft as provided to us with no amendments.

5.	For the purposes of this opinion, we have made the following further assumptions:

(a)	the shareholder and board resolutions of the Company submitted to us for examination and referred to in paragraph 4 above are true, complete and up-to-date copies, have not been amended or rescinded and are in full force and effect. No other resolution or other action has been taken which may affect the validity of any matters set forth in such resolutions;

(b)	all factual statements, warranties and representations made or implied in the Documents are true, complete, correct and accurate, and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(c)	all acts, conditions or things required to be performed, effected, fulfilled or done in connection with the allotment and issuance of the Securities upon exercise of the relevant grants, options or awards, under the laws of any jurisdiction (other than the Applicable Laws) will be duly performed, effected, fulfilled or done;

(d)	the allotment and issuance of any Securities pursuant to the exercise of any grant, award or option issued pursuant to the Plans does not, and shall not at the relevant times be in violation or contravention of the laws or public policy of any relevant jurisdiction, and the performance by the Company of its obligations pursuant to the Plans or any grant, award, option thereunder shall not violate or contravene any applicable laws or public policy of any jurisdiction in which such obligations are required, or are expressed, to be performed, and such performance would not be illegal by virtue of the laws or public policy of such jurisdiction, in each case other than pursuant to the laws of Singapore;

(e)	individual grants, options, awards or other issuances made under the Plans are duly authorized by all necessary corporate actions of the Company, and such individual grants, purchases and issuances and the Securities are duly issued in accordance with the requirements of all applicable laws of any relevant jurisdiction (other than the Applicable Laws) and the Plans;

(f)	all applicable consents, approvals, authorizations, licences, exemptions or orders required from any applicable governmental or regulatory authorities and all other requirements for the allotment and issuance of the Securities (other than those required pursuant to the laws of Singapore) have been obtained, have not been withdrawn and are in full force and effect, and any conditions applicable thereto have been satisfied or waived in full. In particular, we have assumed for the purposes of expressing our opinion in Paragraph (6) that (i) at the time of issuance of any offer, agreement, option or award made pursuant to any of the Plans in connection with which Securities may be issued, the Company shall have obtained the prior approval of shareholders in general meeting in respect of such issuance, which shall be valid and effective at the relevant time (not having been revoked or withdrawn), the terms of which would allow the Securities to be issued at any time thereafter notwithstanding that such approval may have expired as at the date of such issuance or (ii) any issuance of Securities pursuant to the Plans, or offers, agreements, options or awards issued thereunder, shall be made pursuant to a valid and effective approval of shareholders then in force which has not been revoked or withdrawn at the time of issuance of such Securities;

(g)	there are no agreements, arrangements, documents or transactions to which the Company is a party which may in any way prohibit or restrict the allotment and issue of the Securities; and

(h)	no laws of any jurisdiction (other than the Applicable Laws as expressed in this opinion) affects or is relevant to the conclusions stated in this opinion, and the opinion expressed herein will not be affected by the laws (including but not limited to, the public policy) of any jurisdiction, other than the Applicable Laws, and to the extent that any laws of any jurisdiction other than Singapore may be relevant, such laws have been or will be complied with.

We have not made any independent investigations or inquiries to verify or otherwise establish the accuracy of any assumptions. No assumption specified above or in any other part of this opinion letter is limited by reference to any other assumption.

6.	Based upon the foregoing, and subject to the assumptions, qualifications and reservations set forth in this letter, we are of the opinion that the Securities shall, when allotted, issued and duly registered in the register of members of the Company against the name of the purchaser thereof, in each case against payment in full of the applicable amounts in respect of such issuance required pursuant to the terms of the relevant grant, award, option or agreement and otherwise in accordance with the terms of the relevant Plan, be duly authorized, validly issued, fully paid and non-assessable.

7.	Our opinion, expressed in this opinion letter is subject to the following further qualifications:

(a)	the term “non-assessable” with respect to our opinion set forth in paragraph 6 of this opinion letter in relation to the Securities to be issued and sold pursuant to the Plans has no recognised meaning under Singapore law, and we have assumed that, for the purposes of expressing the opinion set forth in paragraph 6 of this opinion letter, that such term refers to all amounts due on the Securities having been paid in full and that holders of the Securities bear no further personal liability to contribute to the assets or liabilities of the Company;

(b)	under Singapore law, the issuance of the Securities is required to be made in compliance with the provisions of Section 161 of the Companies Act (Cap. 50 of Singapore) (the “Companies Act”), which requires a company to have obtained prior approval of shareholders for any new issuance of shares, either by way of specific approval or as a general mandate to directors approving the issuance of shares in general as specified by the terms thereof. Such approval shall be valid and effective until the conclusion of the next annual general meeting or the expiration of the period within which the next annual general meeting after that date is required by law to be held, whichever is the earlier, or unless revoked and varied by the company in general meeting. Section 161 of the Companies Act further provides that issuances of shares may be made pursuant to an offer, agreement or option made or granted by the directors of the Company at a time where the relevant approval was in force, which would or might require shares to be issued after the expiration or the approval, if such approval authorised the making and granting of such offer, agreement or option on terms which would or might require such shares to be issued after the expiration of such approval. Any issuance of shares made in contravention of Section 161 of the Companies Act is void;

(c)	under Singapore law, holders of book-entry interests in the Securities deposited with The Depository Trust Company will not be recognised as shareholders of the Company unless registered as such in the register of members of the Company; and

(d)	we express no opinion as to any of the documents referred to in each Plan, nor to documents executed or transactions effected ancillary to each Plan, or any other matters, except such documents as described in paragraph 4 herein.

No qualification specified above or any other part of this opinion letter is limited by reference to any other qualification.

8.	This opinion letter is given on the basis that it will be, and is governed by, and construed in accordance with, the laws of the Republic of Singapore. Our opinion is limited to the matters expressly stated in this letter.

9.	A person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore, to enforce any provision of this letter.

10.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

11.	The opinion given herein is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Registration including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Except for the purposes of filing this opinion letter with the Commission as an exhibit to the Registration Statement, this opinion letter shall not be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully,

/s/ Rajah & Tann LLP

RAJAH & TANN LLP

T (65) 6232 0693

F (65) 6428 2289

E suyin.tan@rajahtann.com

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